Exhibit 10.19
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) entered into this 31st day of December 2006 (the “Effective Date”), is by and between, Continuum Systems Private Limited, a company incorporated under the Companies Act, 1956, and having its registered office at 204, Chandi Plaza, 234-A, Sant Nagar, New Delhi — 110065, India with its principal place of business at DLF Supermart 1, Gurgaon, Haryana, (hereinafter referred to as the “Continuum”, which expression shall, unless repugnant to the context, include its successors and permitted assigns) and Jesper Lindorff, son of Helge Holst Lindorff, age 34, residing at E-26 Richmond Park, DLF Phase 4, Gurgaon 122002, Haryana, India, (hereinafter referred to as “the Employee”, which expression shall, unless repugnant to the context, include its heirs, legal representatives and permitted assigns) .
Recitals:
Whereas, Continuum had entered into an Employment Agreement dated December 31, 2006 with the Employee to engage his services as Continuum’s Chief Executive Officer for a term of two (2) years which term will expire upon the effectiveness of this Agreement;
Whereas, Continuum desires to continue the engagement of the services of the Employee as its Chief Executive Officer and the Employee is willing to continue his employment with Continuum and render services to Continuum in consideration of the terms and conditions agreed to by the parties; and
Whereas, the Board of Directors of Continuum (the “Board”) has approved the continuation of employment of the Employee as Chief Executive Officer of Continuum on the terms and conditions set forth in this Agreement;
Now therefore, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, Continuum agrees to employ the Employee, and the Employee agrees to perform services for Continuum as an employee, upon the terms and conditions set forth herein.
1.	Term.
The initial term of this Agreement shall begin on the Effective Date and be for a period of two (2) years (‘hereinafter referred to as the ‘Employment Term’), unless it is terminated earlier as provided herein. Beginning on the last date of the said two (2) year period, and on each anniversary thereafter, unless it is terminated earlier as provided herein or Continuum delivers written notice to the Employee of its intention not to extend the Agreement at least ninety (90) days before such anniversary date, the term of this Agreement shall automatically be extended for one additional year. The mitigation offset provisions in clause 7 hereof, restrictive covenants in Section 9 hereof and the indemnification provisions in clause 12 shall survive the termination of this Agreement.
2.	Title and Duties.
a.	Chief Executive Officer.
The Employee shall be employed as Chief Executive Officer of Continuum. The Employee shall manage and conduct the day-to-day business and affairs of Continuum with power to enter into contracts on behalf of Continuum in the ordinary course of business and to do and perform all acts and things which in the ordinary course of business he may consider necessary or proper or in the best interests of Continuum and shall perform such services consistent with his position. The Board has caused the appointment of the Employee to serve as the Chief Executive Officer of Continuum and Employee shall have such responsibilities and authority as is commensurate with such office and as may be prescribed by the Board and Articles of Association of Continuum. The Board shall have the right to review and change the responsibilities of Employee from time to time as it may deem necessary or appropriate, provided, however, that such responsibilities shall not be inconsistent with the Employee’s position as Chief Executive Officer of Continuum.

b.	Quarterly Operating Budgets.
Within thirty days following the Effective Date, the Board shall, in good faith and in consultation with the Employee, establish an operating budget for Continuum for the quarter ending March 31, 2007. Not later than fifteen days prior to each operating quarter beginning after March 31, 2007, the Board shall, in good faith and in consultation with the Employee, establish an operating budget for the next subsequent operating quarter. The Employee shall manage and operate Continuum in accordance with the terms of the applicable budget. Any material expenditure proposed to be made by Continuum which shall differ from the operating budget adopted by the Board shall require the approval of the Board, which approval shall not be unreasonably withheld.
3.	Location.
The Employee’s place of employment shall be the offices of Continuum in Gurgaon, Haryana, India, or at such other location as mutually agreed between Employee and the Board.
4.	Extent of Services.
a.	Duty to Perform Services.
The Employee agrees not to engage in any business activities, whether for any profit, gain, or other pecuniary advantage, during the term of this Agreement except those that are for the benefit of Continuum and its group companies, and to devote 100% of his entire business time, attention, skill, and effort during business hours to the performance of his duties under this Agreement for Continuum and any corporation controlled by Caneum now or during the term of this Agreement. Notwithstanding the foregoing, the Employee may engage in charitable, professional and civic activities at his own expense, that do not impair the performance of his duties to Continuum, as the same may be changed from time to time. While employed by Continuum, the Employee may not serve on the board of directors of any other company except Continuum and its group companies. Nothing contained herein shall prevent the Employee from managing his own personal investments and affairs, including, but not limited to, investing his assets in the securities of publicly traded and unlisted companies; provided, however, that the Employee’s activities do not constitute a conflict of interest, violate securities laws of India, or otherwise interfere with the performance of his duties and responsibilities as described herein. The Employee agrees to adhere to Continuum’s published policies and procedures, as adopted from time to time, affecting directors, officers, employees, and agents as applicable to him and shall use his best efforts to promote Continuum’s interest, reputation, business and welfare within and outside the country.
b.	Corporate Opportunities.
The Employee agrees that he will not take personal advantage of any Continuum business opportunities that arise during his employment with Continuum and that might be of benefit to Continuum. All material facts regarding such opportunities must be promptly reported to the Board of Continuum for consideration.
5.	Compensation and Benefits.
a.	Base Salary.
The Employee’s annual base salary shall be Rs.789,600. The base salary shall be payable in 12 (twelve) equal installments in accordance with Continuum’s standard payroll practices. The Employee’s annual base salary shall be further reviewed no less frequently than annually for increases in the discretion of the Continuum Compensation Committee and/or Board, taking into account the compensation level for employees with similar skills and responsibilities at companies in the same industry comparable to Continuum, the financial condition of Continuum, and the Employee’s value to Continuum relative to other members of the senior executive management of Continuum; provided, however, that at no time during the term of this Agreement shall the Employee’s base salary be decreased from the base salary then in effect except as part of a general program of salary adjustment by Continuum applicable to all vice presidents and above.

b.	Other Benefits.
During the Employment Term, Employee will be entitled to participate in the employee benefit plans currently and hereafter maintained by Continuum of general applicability to other senior executives of Continuum, including, without limitation, Continuum’s group medical, dental, vision, disability, life insurance, and flexible-spending account, in accordance with Continuum’s policy. In addition the Employee shall be entitled to all other statutory benefits applicable to Continuum. Continuum shall give credit for services rendered by the Employee to Continuum before the execution of this Agreement for the determination of his seniority and for computation of all benefits and payments to be made to him by Continuum under this Agreement.
c.	Vacation.
Employee will be entitled to paid vacation of twenty days per year in accordance with Continuum’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto. The Employee shall be entitled to public holidays with pay as per Continuum’s policy.
d.	Reimbursement of Business Expenses.
Continuum shall promptly reimburse the Employee for all travel, entertainment and other expenses incurred or paid by the Employee in connection with, or related to, the performance of his duties, responsibilities or services under this Agreement, upon presentation by the Employee of such supporting information and documentation as Continuum may reasonably request in accordance with company policy.
6.	Termination of Employment.
a.	Termination Due to Death.
The Employee’s employment and this Agreement shall terminate immediately upon his death. If the Employee’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to:
(i) payment of any unpaid portion of his base salary through the date of such termination;
(ii) reimbursement for any outstanding reasonable business expenses he incurred in performing his duties hereunder;
(iii) any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Continuum; and
(iv) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Continuum, this Agreement, or any other agreement between Continuum and the Employee.
b.	Termination Due to Disability.
Continuum may terminate the Employee’s employment at any time if the Employee becomes disabled, upon written notice by Continuum to the Employee. For all purposes under this Agreement, “Disability” shall mean that the Employee, at the time the notice is given, has been unable to perform his duties under this Agreement for a period of not less than ninety (90) days during any 180-day period as a result of the Employee’s incapacity due to physical or mental illness. If the Employee’s employment is terminated due to his disability, he shall be entitled to:
(i) payment of any unpaid portion of his base salary through the date of such termination;

(ii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
(iii) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Continuum, this Agreement, or any other agreement between Continuum and the Employee; and
(iv) any pension survivor benefits that may become due pursuant to any employee benefit plan or program of Continuum.
c.	Termination for Cause.
Continuum may terminate the Employee’s employment at any time for Cause, provided that it gives written notice of termination to the Employee as set forth below. If the Employee’s employment is terminated for Cause, as defined below, he shall be entitled to:
(i) payment of any unpaid portion of his base salary through the date of such termination;
(ii) reimbursement for any outstanding business expenses he incurred in performing his duties hereunder; and
(iii) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Continuum, this Agreement, or any other agreement between Continuum and the Employee.
For purposes of this Agreement, a termination for “Cause” shall mean: (i) the final conviction of Employee of, or Employee’s plea of guilty or nolo contendere, to any felony involving moral turpitude, (ii) the final conviction of Employee of, or Employee’s plea of guilty or nolo contendere to, any fraud, misappropriation, misfeasance, negligence or embezzlement by Employee in connection with Employee’s duties to Continuum, or (iii) Employee’s willful failure or gross misconduct in the performance of his duties to Continuum.
If Continuum exercises its right to terminate the Employee for Cause, Continuum shall: (1) give the Employee written notice of termination at least thirty (30) days before the date of such termination specifying in detail the conduct constituting such Cause, and (2) deliver to the Employee a copy of a resolution duly adopted by a majority of the entire membership of the Board, excluding interested directors, after reasonable notice to the Employee and an opportunity for the Employee to be heard in person by members of the Board, finding that the Employee has engaged in such conduct.
d.	Voluntary Termination.
If the Employee voluntarily terminates his employment on his own initiative for reasons other than his death or disability or constructive termination without Cause, he shall be entitled to:
(i) payment of any unpaid portion of his base salary upto the effective date of such termination;
(ii) reimbursement for any outstanding reasonable business expenses he has incurred in performing his duties hereunder;
(iii) payment of any accrued but unpaid benefits, and any other rights, as required by the terms of any employee benefit plan or program of Continuum , this Agreement, or any other agreement between Continuum and the Employee.
A voluntary termination under this paragraph shall be effective upon fifteen (15) days’ prior written notice to Continuum unless the parties mutually agree to extend the effective date.
For purposes of this Agreement, constructive termination without Cause shall mean a termination of the Employee at his own initiative following the occurrence, without the Employee’s prior written consent, of one or more of the following events not on account of Cause:

(1) a reduction in the Employee’s then current base salary, or the termination or significant reduction of any benefit or perquisite enjoyed by Employee;
(2) the failure of Continuum to obtain an assumption in writing of its obligation to perform under this Agreement by any successor to all or substantially all of the assets of Continuum in connection with any merger, consolidation, sale or similar transaction in accordance with clause 13 hereof. [Note: Transposed from deleted d. above.]
7.	Mitigation and Offset.
If the Employee’s employment is terminated during the term of this Agreement pursuant to the provisions of paragraph 6(d), above, the Employee shall be under no duty or obligation to seek or accept other employment, and no payment or benefits of any kind due him under this Agreement shall be reduced, suspended or in any way offset by any subsequent employment. The obligation of Continuum to make the payments provided for in this Agreement shall not be affected by any circumstance including, by way of example rather than limitation, any set-off, counterclaim, recoupment, defense, or other right that Continuum may assert, or due to any other employment or source of income obtained by the Employee.
8.	Entitlement to Other Benefits.
Except as expressly provided herein, this Agreement shall not be construed as limiting in any way any rights or benefits the Employee, his spouse, dependents or beneficiaries may have pursuant to any other employee benefits plans or programs.
9.	Confidentiality.
a. Definition. “Confidential Information” means any non-public confidential information that relates to the actual or anticipated business or research and development of Continuum, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding Continuum’s products or services and markets therefor, customer lists and customers with whom Employee became acquainted directly as a result of providing Services during the term of this Agreement), software, developments, inventions, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Employee at the time of disclosure to Employee by Continuum as evidenced by written records of Employee, (ii) has become publicly known and made generally available through no wrongful act of Employee or (iii) has been rightfully received by Employee from a third party who is authorized to make such disclosure.
b. Nonuse and Nondisclosure. Employee will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Continuum or (ii) disclose the Confidential Information to any third party without the consent of Continuum. Employee agrees that all Confidential Information will remain the sole property of Continuum. Employee also agrees to take reasonable precautions to prevent unauthorized disclosure of such Confidential Information.
c. Former Client Confidential Information. Employee agrees that he will not, during the term of this Agreement, improperly use or disclose to Continuum any proprietary information or trade secrets of any former or current employer of Employee or other person or entity with which Employee has an agreement or duty to keep in confidence information acquired by Employee, if any. Employee also agrees that Employee will not bring onto Continuum’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
d. Third Party Confidential Information. Employee recognizes that Continuum has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Continuum’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees that, during the term of this Agreement and thereafter, Employee owes Continuum and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for Continuum consistent with Continuum’s agreement with such third party.

e. Return of Materials. Upon the termination of this Agreement, or upon Continuum’s earlier request, Employee will deliver to Continuum all of Continuum’s property, including but not limited to all electronically stored information and passwords to access such property, or Confidential Information that Employee may have in Employee’s possession or control; provided, however, that Employee may retain a copy of such materials for archival purposes.
10.	Arbitration.
Any controversy, dispute or claim arising out of or relating to this Agreement or breach thereof shall first be settled through good faith negotiation. If the dispute cannot be settled through negotiation, the parties may refer the dispute to arbitration of a sole arbitrator in accordance with the provisions of the Arbitration and Conciliation Act, 1996. The arbitration proceedings shall be held at New Delhi, India and shall be conducted in the English language. Awards relating to any dispute shall be final and binding on the Employee and Continuum. The Parties agree and undertake to carry out any decision or award of the arbitrator relating to such dispute without delay. The arbitrator shall give a reasoned decision or award. Each party shall bear its own cost for the arbitration proceedings.
12.	Indemnification.
Continuum agrees that if the Employee is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he is or was a director, officer or employee of Continuum, or is, or was, serving at the request of Continuum as a director, officer, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Employee’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Employee shall be indemnified and held harmless by Continuum to the extent permitted by applicable law in India or authorized by Continuum’s articles of association . To the extent consistent with the foregoing, this obligation to indemnify the Employee and hold him harmless shall continue even if he has ceased to be a director, officer, member, employee or agent of Continuum or other such entity described above, and shall inure to the benefit of the Employee’s heirs, executors and administrators. To the extend permitted by applicable Indian law, or the articles of incorporation, Continuum shall advance to the Employee all reasonable costs and expenses incurred by him in connection with a proceeding within ten (10) days after receipt by Continuum of a written request for such advance. Such request shall include an undertaking by the Employee to repay the amount of such advance if it shall ultimately be determined by a final court of law having jurisdiction that the Employee is not entitled to be indemnified against such costs and expenses.
Neither the failure of Continuum (including its Board, independent legal counsel or stockholders) to have made a determination before such Proceeding concerning payment of amounts claimed by the Employee under the paragraph above that indemnification of the Employee is proper because he has met the applicable standards of conduct, nor a determination by Continuum (including its Board, independent legal counsel or stockholders) that the Employee has not met such applicable standards of conduct, shall create a presumption that the Employee has not met the applicable standards of conduct.
13.	Assignability and Binding Nature.
No rights or obligations under this Agreement may be assigned or transferred by Continuum except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which Continuum is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of Continuum, provided that the assignee or transferee is the successor to all or substantially all of the assets of Continuum and such assignee or transferee assumes the liabilities, obligations, and duties of Continuum, as contained in this Agreement, either contractually or as a matter of law and provided that the Employee agrees to such assignment. Continuum further agrees, that in the event of a sale of assets or liquidation as described in the foregoing sentence, it shall take whatever action it is legally entitled to take in order to cause the assignee or transferee to expressly assume the liabilities, obligations, and duties of Continuum under this Agreement. Notwithstanding any such assignment, Continuum shall not be relieved from liability under this Agreement. No rights or obligations of the Employee under this Agreement may be assigned or transferred by the Employee, other than his right to receive compensation and benefits, provided such assignment or transfer is otherwise permitted by law.

14.	Notices.
All notices required or permitted hereunder shall be in writing and shall be deemed effective: (1) upon personal delivery; (2) by facsimile upon confirmation of transmission by facsimile; or (3) in the case of delivery by internationally recognized overnight delivery service, when received, addressed as follows:
If to Continuum to:
2nd Floor, Chandi Plaza
234-A Sant Nagar
New Delhi — 110065
With a copy (which shall not constitute notice) to:
Ronald N. Vance
Attorney at Law
1656 Reunion Avenue, Suite 250
South Jordan, UT 84095
Facsimile: (801) 446-8803
If to the Employee, to:
Jesper Lindorff
E-26, Richmond Park
DLF Phase 4, Gurgaon 122002
Haryana, India
Facsimile: +1 925 281 5495
or to such other address or addresses as either party shall designate to the other in writing from time to time by like notice.
15.	Amendment.
This agreement may be amended or modified only by a written instrument executed by both Continuum and the Employee.
16.	Pronouns.
Whenever the context might require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.
17.	Captions.
The captions appearing herein are for convenience of reference only and in no way define, limit or affect the scope or substance of any section hereof.

18.	Time.
All references herein to periods of days are to calendar days, unless expressly provided otherwise. Where the time period specified herein would end on a weekend or holiday, the time period shall be deemed to end on the next business day.
19.	Entire Agreement.
This Agreement constitutes the entire agreement between Continuum and the Employee relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter hereof.
20.	Severability.
In case any provision hereof shall be held by a court or arbitrator with jurisdiction over Continuum or the Employee to be invalid, illegal, or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of Continuum and the Employee in accordance with applicable law, and the validity, legality, and enforceability of the remaining provisions shall in not way be affected or impaired thereby.
21.	Waiver.
No delays or omission by Continuum or the Employee in exercising any right hereunder shall operate as a waiver of that or any other right. A waiver or consent given by Continuum or the Employee or any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.
22.	Governing Law/JURISDICTION.
This Agreement shall be construed, interpreted, and enforced in accordance with the laws of India, and shall be subject to the jurisdiction of the courts at Delhi.
23.	[Reserved]

24.	Withholding.
Continuum shall make the requisite deductions from the Employee’s salary and/or benefits under the Income Tax Act, 1961.
25.	Counterparts.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
26.	Full Knowledge.
By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of separate counsel, or has been advised to obtain separate counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

In Witness Whereof, each of the parties has executed this Agreement the respective day and year set forth below.
Continuum:

Date: December 31st, 2006	By:	/s/ Suki Mudan
Director

EMPLOYEE:

Date: December 31, 2006	/s/ Jesper Lindorff
Jesper Lindorff